UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 18, 2004
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Item 12. Results of Operations and Financial Condition.

On February 18, 2004 the registrant issued the following press release announcing financial results for the fourth quarter and twelve months ended January 3, 2004.
CONTACTS:	John T. Ruggieri Senior Vice President and Chief Financial Officer 401-335-8470
Investor Relations: Financial Dynamics Cara O'Brien/Melissa Myron/Lila Sharifian 212-850-5600
FOR IMMEDIATE RELEASE
A.T. CROSS COMPANY REPORTS FOURTH QUARTER RESULTS Net Sales Increase 16.4% Continued Progress on Restructuring
Lincoln, RI - February 18, 2004 - A.T. Cross Company (AMEX: ATX) today announced financial results for the fourth quarter and full year ended January 3, 2004.

Fourth Quarter Results

Net sales climbed 16.4% to $38.7 million from $33.3 million in the fourth quarter of 2002. On a constant dollar basis, consolidated net sales rose 11.0%. Global writing instrument and accessory revenue rose 9.0% to $36.3 million compared to $33.3 million in the same period last year. Costa Del Mar contributed $2.4 million in net sales for the quarter.

Gross margin increased 150 basis points to 55.9% of net sales from 54.4% of net sales in the year-ago period. This improvement was primarily driven by leverage from the revenue increase in addition to favorable product mix during the quarter and various cost savings initiatives.

Selling, general and administrative expenses were $16.6 million, or 42.9% of net sales, versus $14.2 million, or 42.6% of net sales last year, primarily due to greater marketing support, the integration of Costa Del Mar and the unfavorable impact of foreign exchange rates.

As part of its previously announced restructuring plan, the company recorded a fourth quarter pre-tax restructuring charge of $0.8 million primarily for severance and related costs associated with the global reorganization efforts.

On a reported basis, net income was $2.1 million, or $0.14 per share, versus $3.4 million, or $0.21 per share, last year. On a comparable basis, which excludes non-recurring items in both periods, net income increased 39.3% to $2.5 million, or $0.17 per share, compared to $1.8 million, or $0.11 per share, in the fourth quarter of 2002. Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable basis (non-GAAP) net income and earnings per share.

David G. Whalen, President and Chief Executive Officer of A.T. Cross Company, stated, "There were several reasons for our strong performance in the fourth quarter. Net sales increased in each of our geographic regions, particularly Asia, where we benefited from both the economic recovery as well as our re-branding efforts. Also, the compelling holiday programs that we secured with our United States national accounts improved the presentation in this key channel and led to increased sales.

"In addition, we introduced Vice, an innovative quality writing instrument, to coincide with the holiday selling season. This successful launch generated added excitement about the Cross holiday gift offering. Along with a recovery in the overall economic environment, these key drivers resulted in solid fourth quarter performance."

Full Year Results

Net sales increased 6.8% to $125.3 million from $117.3 million in 2002. On a constant dollar basis, consolidated net sales rose 2.8%.

The increase was due to an $8.8 million contribution from Costa Del Mar that was partially offset by a 0.7% decline in writing instrument and accessory revenue.

For the full year 2003, the company recorded a pre-tax restructuring charge of $2.4 million primarily for severance and related costs associated with the previously announced global reorganization efforts.

On a reported basis, net income was $1.8 million, or $0.12 per share, compared to $4.9 million, or $0.31 per share. On a comparable basis, which excludes non-recurring items in both periods, net income was $2.8 million, or $0.19 per share, versus $3.4 million, or $0.21 per share. Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable basis (non-GAAP) net income and earnings per share.

2004 Outlook

The Company currently anticipates that 2004 revenue for the writing instrument and accessories segment will grow in the low-to-mid single digit range. Consolidated annual revenue, which will incorporate a full year of Costa Del Mar sales, is expected to increase in the mid-to-high single digit range.

In accordance with the Company's previously announced restructuring plan, it is expected that pre-tax restructuring charges of approximately $2.6 million will be recorded largely in the first half of 2004.

Including the restructuring costs, the Company currently expects improvement in reported profitability for 2004.

Mr. Whalen concluded, "During 2003, we made progress on our strategic goals and we expect this momentum to carry into 2004. We are looking forward to the launch of our next innovative quality writing instrument, the Verve, in March. In addition, the preparations for our holiday national account programs are already underway as we look to build upon the success we achieved in these accounts in 2003. Finally, our corporate reorganization program is progressing on schedule and we look forward to these initiatives providing a more efficient operating structure that will allow us to focus on building our portfolio of market-leading branded accessories."

The Company's management will host a conference call tomorrow, February 19, 2004, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on February 19th through February 26th at 1-402-220-2325 or 1-888-274-8332.

Non-GAAP Measures

This release contains comparable basis (non-GAAP) measures of net income and earnings per share that are provided as a complement to results provided in accordance with generally accepted accounting principles. These non-GAAP results are among the indicators management uses as a basis for evaluating financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or earnings per share prepared in accordance with GAAP.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the expected external economic recovery, the anticipated effect of the launch of new writing instrument products, in particular, Verve, the anticipated performance of Costa Del Mar, the anticipated success of holiday programs with office superstores, and the anticipated financial and operational benefits from restructuring). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the ability to continue to successfully integrate and operate a new business; the ability to launch new products successfully, consumers' reaction to the Company's existing and new writing instrument products, consumer reaction to the Company's ability to transfer its brand beyond writing instruments, and the inability of the Company to impact the overall economic environment and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of February 18, 2004. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Twelve Months Ended
		January 3, 2004	December 28, 2002	January 3, 2004	December 28, 2002

	Net sales	$ 38,729	$ 33,282	$ 125,267	$ 117,328
	Cost of goods sold	17,086	15,164	59,311	55,424
	Gross Profit	21,643	18,118	65,956	61,904
	Selling, general and administrative expenses	16,629	14,179	56,467	52,441
	Research and development expenses	480	531	1,943	2,190
	Service and distribution costs	897	(890)	3,811	1,499
	Restructuring charges	791	0	2,441	0
	Environmental Remediation	0	(179)	0	(179)
	Loss (Gain) on disposition of asset held for sale	1	0	(989)	0
	Operating Income	2,845	4,477	2,283	5,953
	Interest and other (expense) income	(74)	84	(65)	733
	Income From Operations Before Income Taxes	2,771	4,561	2,218	6,686
	Income tax expense	635	1,197	441	1,771
	Net Income	$ 2,136	$ 3,364	$ 1,777	$ 4,915

	Basic and diluted earnings per share	$ 0.14	$ 0.21	$ 0.12	$ 0.31

	Weighted average shares outstanding	14,961	15,559	15,080	15,895

		Three Months Ended		Twelve Months Ended
	Reconciliation of GAAP and "comparable basis" net	January 3, 2004	December 28, 2002	January 3, 2004	December 28, 2002
income and earnings per share
	GAAP net income	$ 2,136	$ 3,364	$ 1,777	$ 4,915
	Adjustments
	Restructuring charges	609	0	1,956	0
	Loss (Gain) on disposition of asset held for sale	1	0	(792)	0
	Reversal of environmental remediation reserve	0	(132)	0	(132)
	Reduction of accrued warranty cost liability	(203)	(1,406)	(123)	(1,406)
	Comparable-basis net income	$ 2,543	$ 1,826	$ 2,818	$ 3,377

	Comparable-basis earnings per share:	$ 0.17	$ 0.11	$ 0.19	$ 0.21

		Three Months Ended		Twelve Months Ended
		January 3, 2004	December 28, 2002	January 3, 2004	December 28, 2002
Segment Data:	Writing Instruments & Accessories
	Net sales	$ 36,292	$ 33,282	$ 116,497	$ 117,328
	Operating Income	3,096	4,477	1,706	5,953
	Interest and other (expense) income	(67)	84	(58)	733
	Income From Operations Before Income Taxes	3,029	4,561	1,648	6,686

Segment Data:	Optical
	Net sales	$ 2,437	$ 0	$ 8,770	$ 0
	Operating (Loss) Income	(251)	0	577	0
	Interest and other expense	(7)	0	(7)	0
	(Loss) Income From Operations Before Income Taxes	(258)	0	570	0

	Three Months Ended		Twelve Months Ended
	January 3, 2004	December 28, 2002	January 3, 2004	December 28, 2002
Writing Instruments & Accessories Sales Data:
Americas	$ 16,909	$ 15,411	$ 60,976	$ 63,028
Europe, Middle East and Africa	13,659	12,785	34,396	33,486
Asia Pacific	4,970	4,000	16,746	16,417
OEM - Writing Instruments	610	716	3,238	3,955
OEM - Digital Pens	144	370	1,141	442
Total Net Sales	$ 36,292	$ 33,282	$ 116,497	$ 117,328

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)
	January 3, 2004	December 28, 2002
Assets
Cash, cash equivalents and short-term investments	$ 16,222	$ 17,972
Accounts receivable	32,143	27,149
Inventories	16,064	13,485
Deferred income taxes	4,471	4,345
Other current assets	7,812	5 234
Total Current Assets	76,712	68,185

Property, plant and equipment, net	25,925	28,156
Goodwill	7,408	3,944
Deferred income taxes	2,702	2,453
Intangibles and other assets	5,399	2,835

Total Assets	$ 118,146	$ 105,573

Liabilities and Shareholders' Equity
Note payable to bank	$ 3,155	$ 1,000
Current maturities of long-term debt	1,350	0
Other current liabilities	31,428	29,384
Total Current Liabilities	35,933	30,384

Long-term debt	6,862	0
Accrued warranty costs	1,936	1,888
Shareholders' equity	73,415	73,301

Total Liabilities and Shareholders' Equity	$ 118,146	$ 105,573

For information at A. T. Cross contact:
John T. Ruggieri
Senior Vice President and Chief Financial Officer
(401) 335-8470
jruggieri@cross.com
	4890-4Q-03

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
A. T. CROSS COMPANY (Registrant)
Date: February 18, 2004	JOHN T. RUGGIERI (John T. Ruggieri) Senior Vice President and Chief Financial Officer